PRICEWATERHOUSECOOPERS


                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 13 to the Registration Statement under the Investment Company Act of 1940 Amendment No. 15 of The Jensen Portfolio, Inc. on Form N-1A (File No. 33-47508) (Registration Statement) of our report dated June 21, 2002, relating to the financial statements and financial highlights which appears in the May 31, 2002 Annual Report to Shareholders of The Jensen Portfolio, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP


Portland, Oregon
September 18, 2002